Exhibit 99.1

NewLake Capital Partners Expands Revolving Credit Facility to

$90 Million

NEW CANAAN, Conn., August 2, 2022 (GLOBE NEWSWIRE) – NewLake Capital Partners, Inc. (OTCQX: NLCP) (the “Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced that it has added two lenders to its existing five-year revolving credit facility (“Credit Facility”) and upsized the aggregate commitment under the facility from $30 million to $90 million. The Credit Facility matures in May 2027 and has a fixed interest rate of 5.65% for the first three years and a floating rate thereafter. The Credit Facility allows for further expansion as additional lenders are added, or the commitments of existing lenders are increased.

“We are pleased to increase our Credit Facility and appreciate the trust of our newest Bank partners,” said Anthony Coniglio, NewLake’s Chief Executive Officer. “Access to debt capital is a competitive advantage in this challenging environment and should allow us to continue our disciplined approach toward investing in high-quality cannabis real estate.”

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 31 cultivation facilities and dispensaries that are leased to single tenants on a triple-net basis, and has provided two loans aggregating $35 million. For more information, please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

NewLake Investor Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
Valter@KCSA.com
PH: (212) 896-1254

NewLake Media Contact:
McKenna Miller
KCSA Strategic Communications
MMiller@kcsa.com
PH: (212) 896-1254